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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Collins & Aikman Personal Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-34569) on Form S-8 of Collins & Aikman Corporation of our report dated June 25, 2004, with respect to the statement of net assets available for benefits of Collins & Aikman Personal Savings Plan as of December 31, 2003, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental Schedule of Assets (Held at End of Year) as of December 31, 2003, which report appears in the December 31, 2003, annual report on Form 11-K of Collins & Aikman Personal Savings Plan.

/s/ KPMG LLP

Detroit, Michigan
June 25, 2004

                                      F-13